[FIRST LOOK MEDIA LOGO OMITTED]

              FIRST LOOK MEDIA SECURES $8.05 MILLION IN NEW CAPITAL FROM SEVEN HILLS PICTURES AND ANNOUNCES FORMATION OF
                            JOINT VENTURE P & A FUND

         Arrangement enhances First Look's U.S. distribution activities and provides distribution platform for Seven Hills


CANNES, FRANCE, NEW YORK, NY and LOS ANGELES, CA - May 20, 2002 - First Look Media, Inc. (OTC BB: FRST, www.firstlookmedia.com), a diversified entertainment company, today announced that it has signed a definitive agreement with Seven Hills Pictures, LLC, a privately owned company controlled by Reverge Anselmo, under which Seven Hills will provide over $8.0 million in new capital to First Look to expand its U.S. distribution operations.

Pursuant to the agreement, Seven Hills will invest $6,050,000 in cash in exchange for 2,630,434 shares of common stock, at a price of $2.30 per share. Additionally, Seven Hills will receive warrants to purchase up to an additional 1,172,422 shares of common stock at a price of $3.40 per share, expiring five years from closing. Seven Hills also will provide an additional $2,000,000 in subordinated debt to First Look, repayable in seven years, which will be used solely to fund a joint venture between Seven Hills and First Look to provide P & A funds (marketing and distribution funds) for the theatrical release of motion pictures selected by either Seven Hills Pictures or First Look Media. Seven Hills also will fund its portion of the joint venture company with $2,000,000 in cash. As a part of the arrangement, motion pictures produced by Seven Hills will be released in the U.S. by First Look Pictures (using funds provided by the joint venture), and Overseas Filmgroup, the international sales operation of First Look Media, will handle foreign sales.

The new capital facilitates First Look Media's expansion of its U.S. theatrical, video and DVD distribution operations. In 1993, the Company created First Look Pictures, its theatrical releasing arm, which to date has released 34 pictures, including such noteworthy films as Bread and Tulips, the Italian comedy which was one of the highest grossing independent films of 2001; Antonia's Line, which won the Academy Award(R) for Best Foreign Language Picture in 1994; The Secret of Roan Inish, which was directed by John Sayles and grossed $6 million in the


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U.S.; and Guncrazy, the film noir which marked the return of Drew Barrymore to acting. Upcoming releases include the Academy Award(R) nominated Elling; Skins, Chris Eyre's follow-up to his highly acclaimed feature debut, Smoke Signals, starring Academy Award(R)-nominee Graham Greene; Lawless Heart, the award-winning British film directed by Neil Hunter and Tom Hunsinger; and Dr. Sleep, a thriller starring Goran Visnjic. In 2000, the Company created First Look Home Entertainment and has now released 44 films on video and DVD. First Look currently is handling worldwide sales for such films as Evelyn, directed by Bruce Beresford and starring Pierce Brosnan, Aidan Quinn and Julianna Margulies (the film will be released in the U.S. by MGM) and 13 Conversations starring Mathew McConaughey, Alan Arkin and Clea DuVall (the film will be released in the U.S. by Sony Classics). The Company has previously arranged financing for and handled worldwide sales for such pictures as Waking Ned Devine (released by Fox/Searchlight in the U.S., the film grossed over $25 million in the U.S.) and The Prophecy (released by Miramax Films, the film grossed over $17 million in the U.S.). First Look also handled worldwide sales of Seven Hills' production, Lover's Prayer (which starred Kirsten Dunst and Nick Stahl).



Seven Hills Pictures was founded by Anselmo in 1998 as an independent production company. In addition to writing, producing and directing feature films, Anselmo is especially talented at identifying upcoming acting talent. In 1999, he cast Kirsten Dunst (Spider Man, The Cat's Meow, Bring it On) and Nick Stahl (the upcoming Terminator 3: Rise of the Machines and In the Bedroom) in his second feature film, Lover's Prayer (produced, written and directed by Anselmo). Producers affiliated with Seven Hills include Robert Greenhut (who has produced films by such noteworthy directors as Mike Nichols, Penny Marshall, Martin Scorsese, Woody Allen and Bob Fosse) and Michael Taylor (Instinct, Phenomenon). Additionally, Bonnie Hlinomaz, VP Features Production (based in New York) and Selina Jayne, an associate producer for Seven Hills (based in Los Angeles) conduct development and production activities for the company. Currently, Stateside (a war time love story written and to be directed by Anselmo, being produced by Greenhut) is in active pre-production, with principal photography scheduled for October 2002. The film will be shot in and around New York. Other upcoming pictures include Runaway Bay (written by Anselmo, being produced by Taylor).

Chris Cooney, Co-Chairman and CEO of First Look Media said, "We are thrilled to have Reverge join us as a significant new shareholder and partner of First Look. He understands our goals and the value the equity and joint venture structure provide for us to expand our presence in the U.S. distribution arena."

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Reverge Anselmo, President of Seven Hills Pictures said, "I have known and respected First Look and its principals for a long time. It makes perfect sense for me as an independent filmmaker to align myself with a quality company and to simultaneously provide capital to further enhance their position and role in the marketplace."


First Look Media, Inc. is a fully integrated multimedia company with four divisions specializing in worldwide independent film distribution, theatrical and video releasing in the U.S. and commercial production.



This press release includes forward-looking statements that involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including, but not limited to, quarterly and annual fluctuations in results of operations, the unpredictability of audience acceptance of any particular motion pictures, the highly speculative and inherently risky and competitive nature of the motion picture industry, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2001. As the motion picture business and the Company's operations are subject to numerous uncertainties, including, among other things in addition to the forgoing factors, the financing requirements of various film projects, competition from companies within the motion picture industry and in other entertainment media (many of which have significantly greater financial and other resources than the Company), and the release schedule of competing films, no assurance can be given that the Company's acquisition, production, financing and distribution goals and strategies (including as described herein) will be achieved. Actual results may differ materially from management expectations expressed in any forward-looking statements.

CONTACT:
Company                                       Investor Relations
William F. Lischak                            Robert Rinderman, Catherine DiTuri
COO and CFO                                   Jaffoni & Collins
First Look Media, Inc.                        212/835-8500
310/855-1475                                  FRST@jcir.com
wlischak@firstlookmedia.com



Seven Hills Pictures
Michael Dalling /Torry Bel Bruno
Rogers & Cowan
At Cannes: 0497 06 27 90